Exhibit 10.4

NON-QUALIFIED STOCK OPTION NOTICE

[OPTIONEE]

[OPTIONEE ADDRESS]

This Option Notice (the “Notice”) dated as of [GRANT DATE] (the “Grant Date”) is being sent to you by NTL Incorporated (including any successor company, the “Company”). As you are presently serving as a director of NTL Incorporated or one of its subsidiary corporations, in recognition of your services and pursuant to the NTL Incorporated 2006 Stock Incentive Plan (the “Plan”), the Company has granted you the Option provided for in this Notice. This Option is subject to the terms and conditions set forth in the Plan, which is incorporated herein by reference, and defined terms used but not defined in this Notice shall have the meaning set forth in the Plan.

1. Grant of Option. The Company hereby irrevocably grants to you, as of the Grant Date, an option to purchase up to [NUMBER] shares of the Company’s Common Stock at a price of $[STRIKE PRICE] per share (the “Option”). The Option is not intended to qualify as an Incentive Stock Option under US tax laws or as an approved Option under UK tax laws.

2. Vesting. The Option shall vest as to [FRACTION OR PERCENTAGE] of the shares covered thereby on [FIRST VESTING DATE] and as to an additional [FRACTION OR PERCENTAGE] of such shares on each [VESTING ANNIVERSARY DATE] thereafter until fully vested, provided that you are employed by the Company or one of its Subsidiary Corporations on each such vesting date. Upon an Acceleration Event this Option, to the extent not yet vested, shall become 100% vested.

3. Exercise Period. Except as set forth in paragraph 2, the Option shall stop vesting immediately upon the termination of your employment and any portion of the Option that is not vested at the time of termination of your employment shall immediately be forfeited and cancelled. Your right to exercise that portion of the Option that is vested at the time of your termination shall terminate on the earlier of the following dates: (a) three months after the termination of your employment other than for Cause; (b) one year after your termination resulting from your retirement, disability or death; (c) the date on which your employment is terminated for Cause; or (d) [FINAL MATURITY DATE].

4. Manner of Exercise. This Option may be exercised by delivery to the Company of a written notice signed by the person entitled to exercise the Option, specifying the number of shares which such person wishes to purchase, together with a certified or bank check or cash (or such other manner of payment as permitted by the Plan) for the aggregate option price for that number of shares and any required withholding (including a payment sufficient to indemnify the Company or any subsidiary of the Company in full against any and all liability to account for any tax or duty payable and arising by reason of the exercise of the Option).

5. Transferability. Neither this Option nor any interest in this Option may be transferred other than by will or the laws of descent or distribution, and this Option may be exercised during your lifetime only by you or your guardian or legal representative.

for and on behalf of
NTL INCORPORATED

Stephen Burch
President and Chief Executive Officer